Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:	At Hayden IR:
Jason Napolitano, Executive Vice President & CFO	Brett Maas, Managing Partner
(970) 493-7272, Ext. 4105	(646) 536-7331
brett@haydenir.com

Heska Reports Third Quarter 2012 Earnings

Release of Element DCTM Chemistry Analyzer Bolsters Enthusiasm for Future

LOVELAND, CO, November 13, 2012 --Heska Corporation (NASDAQ:HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and other specialty veterinary products, today reported financial results for its third quarter and nine-month period ended September 30, 2012.

Third Quarter 2012 Highlights:
•	Consolidated revenue was $16.9 million, a decrease of 4% as compared to the $17.6 million in the third quarter of 2011.
•	Core Companion Animal Health revenue of $13.5 million, decreased 5% as compared to $14.3 million for the third quarter of 2011.
•	Other Vaccines, Pharmaceuticals and Products (OVP) revenues were up 1% to $3.4 million from $3.3 million in the third quarter of 2011.
•	Gross profit was $6.7 million, or a 39.8% gross margin, as compared to gross profit of $6.8 million, or a 38.8% gross margin, for the third quarter of 2011.
•	Operating loss was $27 thousand as compared to $408 thousand operating income in the third quarter of 2011.
•	Heska completed the quarter with $5.7 million in cash, no debt and $18.1 million in working capital.

"We are seeing increased analyzer placements, on average, across our sales organization," commented Dr. Robert Grieve, Heska's Chairman and CEO.  "However, this progress has not yet reached the levels we had expected, and we continue our efforts to strengthen our sales organization."

"We are particularly excited to leverage this improving sales organization with the launch of our new, state-of-the-art, Element DC Analyzer, which provides improved speed and ease-of-use ," Dr. Grieve continued.  "We launched the Element DC Analyzer in early October.  We continue to believe blood chemistry represents the largest in-clinic testing market."

Financial Results
Third quarter 2012 revenue was $16.9 million, compared to $17.6 million in the third quarter of 2011.  In the third quarter of 2012, Core Companion Animal Health revenue decreased approximately 5% to $13.5 million from $14.3 million in the prior year period and Other Vaccines, Pharmaceuticals and Products revenue was essentially flat, increasing $31 thousand to approximately $3.4 million compared to $3.3 million in the third quarter of 2011.  Third quarter gross profit was $6.7 million, or 39.8% gross margin, compared to gross profit of $6.8 million, or a 38.8% gross margin, in the third quarter of 2011.  Total operating expenses were $6.8 million, or 39.8% of revenue, in the third quarter of 2012 compared with total operating expenses of $6.4 million, or 36.5% of revenue, in the prior year period.  The Company reported an operating loss of $27 thousand in the third quarter of 2012 compared to operating income of $408 thousand in the third quarter of 2011.  Loss before income taxes was $11 thousand in the third quarter of 2012 compared to net income of $472 thousand in the prior year period. In the third quarter of 2012, the net loss was $32 thousand, or $0.01 per diluted share, compared to net income of $288 thousand, or $0.05 per diluted share, in the third quarter of 2011.  In the third quarter of 2012, the Company recorded a $5 thousand deferred tax expense compared to a $154 thousand deferred tax expense in the prior year period.

"The third quarter was impacted by softness with our SoloStep Heartworm product," continued Dr. Grieve.  "Much of this weakness was due to aggressive market pricing by our competitors, but we believe the unusally warm summer encouraged certain veterinarians to use solutions that included other tests, such as Lyme Disease."

Year-to-date revenue was $54.4 million compared to revenue of $54.6 million in the prior year period.  Year-to-date Core Companion Animal Health revenue increased 2.4% to $45.8 million from $44.7 million in the prior year period and Other Vaccines, Pharmaceuticals and Products revenue decreased 13.1% to $8.5 million from $9.8 million in the prior year period.  Year-to-date gross profit was $23.7 million, or 43.6% gross margin, compared with gross profit of $22.6 million, or 41.4% gross margin, in the prior year period.  Total year-to-date operating expenses were $22.3 million, or 41.0% of sales, compared with $19.8 million, or 36.2% of sales in the prior year period.  The Company reported year-to-date operating income of $1.4 million compared to operating income of $2.8 million in the prior year period.  Pre-tax income was $1.4 million year-to-date, compared to pre-tax income of $2.7 million in the prior year period.  Year-to-date net income, inclusive of a $457 thousand deferred income tax expense, was $814 thousand, or $0.15 per diluted share, compared with net income of $1.7 million, or $0.31 per diluted share, in the prior year period.  The results for the first nine months of 2011 included an $884 thousand deferred income tax expense.

Balance Sheet
As of September 30, 2012, Heska had $5.7 million in cash and working capital of $18.1 million and no debt.  Stockholders' equity was $48.4 million compared to $48.4 million as of December 31, 2011.

Investor Conference Call
Management will conduct a conference call on Tuesday, November 13, 2012 at 4:30 p.m. EST (2:30 p.m. MST) to discuss the third quarter 2012 financial results.  To participate, dial (877) 941-9205 (domestic) or (480) 629-9771 (international); the conference call access number is 4574481.  The conference call will also be broadcast live over the Internet at http://www.heska.com.  To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software.  Telephone replays of the conference call will be available for playback on Heska's home page at www.heska.com until November 27, 2012. The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international).  The replay access number is 4574481.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and other specialty veterinary products.  Heska's state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines.  The Company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians.  For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results.  These statements are based on current expectations and are subject to a number of risks and uncertainties.  Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes.  In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties related to the productivity of Heska's sales personnel, including the ability to increase or maintain such productivity; uncertainties related to Heska's ability to profit from instruments placed with customers, which may not be used as anticipated or at all by such customers; uncertainties related to Heska's ability to increase or maintain its revenue, and gross margin, in future periods; uncertainties related to third-party product development efforts, which Heska is significantly reliant upon; uncertainties related to the commercialization of new products, such as market acceptance; uncertainties regarding Heska's ability to sustain or successfully implement a routine quarterly cash dividend; uncertainties related to Heska's ability to maintain a given level of profitability, or profitability at all; uncertainties regarding the future tax treatment of dividends and the perceived desirability of continuing to pay a dividend under various tax structures which may be implemented through government action or inaction; competition; risks related to Heska's reliance on third-party suppliers, which is substantial; uncertainties related to Heska's ability to successfully market and sell its products in an economically sustainable manner; uncertainties regarding Heska's reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska's existing products, such as a unit of Merck & Co. Inc., which has exclusive rights to Heska's heartworm preventive in the United States; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

Financial Table Follows:

Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Revenue, net:
Core companion animal health	$14,263	$13,530	$44,727	$45,811
Other vaccines, pharmaceuticals and products	3,345	3,376	9,833	8,541
Total revenue, net	17,608	16,906	54,560	54,352

Cost of revenue	10,781	10,180	31,966	30,655

Gross profit	6,827	6,726	22,594	23,697

Operating expenses:
Selling and marketing	3,753	4,381	11,283	14,020
Research and development	311	180	1,345	717
General and administrative	2,355	2,192	7,131	7,522
Total operating expenses	6,419	6,753	19,759	22,259
Operating income (loss)	408	(27)	2,835	1,438
Interest and other (income) expense, net	(64)	(16)	101	69
Income (loss) before income taxes	472	(11)	2,734	1,369
Income tax expense:
Current tax expense	30	16	189	98
Deferred tax expense	154	5	884	457
Total income tax expense	184	21	1,073	555
Net income (loss)	$288	$(32)	$1,661	$814

Basic net income (loss) per share	$0.06	$(0.01)	$0.32	$0.15
Diluted net income (loss) per share	$0.05	$(0.01)	$0.31	$0.15

Shares used for basic net income (loss) per share	5,239	5,350	5,235	5,314

Shares used for diluted net income (loss) per share	5,411	5,350	5,337	5,503

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2011	September 30, 2012
Cash and cash equivalents	$6,332	$5,717
Total current assets	28,891	28,980
Property and equipment, net	4,869	5,484
Total assets	61,894	62,978
Dividends payable	--	536
Total current liabilities	9,289	10,909
Stockholders' equity	48,439	48,371

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